UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest even reported): November 16, 2007

RENEWABLE ENERGY RESOURCES, INC.

(Exact Name of Registrant As Specified in Its Charter)

FLORIDA	000-29743	88-0409143
(State Or Other Jurisdiction of Incorporation Or Organization)	(Commission File Number)	(IRS Employer Identification No.)

334 S. Hyde Park Avenue, Tampa, Florida  33606

(Address of Principal Executive Offices, Including Zip Code)

(813) 944-3185

(Registrant's Telephone Number, Including Area Code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

         ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into A Material Definitive Agreement

Effective November 16, 2007, we entered into a six month Employment Agreement with Joseph A. DiCara to serve as our Chief Executive Officer. The Employment Agreement extends through May 16, 2008, and provides for an annual base salary of five thousand dollars per month plus five percent (5%) royalty on all investment made into the company through his efforts.  Additionally, the company shall pay Mr. DiCara an amount of commission equal to 2% commission for sales of all products controlled or under the company due to directly attributable efforts. Pursuant to the Employment Agreement, Mr. DiCara is an independent contractor and as such, is not eligible to participate in anybenefit plans maintained by us. Under the terms of the Employment Agreement, Mr. DiCara shall be covered by the company’s D&O policy and can not engage in conflicting activities and can not divulge and sensitive information of the company.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 16, 2007, Joseph A. DiCara was appointed Chief Executive Officer and James Baker was appointed to the Board of Directors of Renewable Energy Resources, Inc.

Chief Executive Officer- Joseph A. DiCara

Mr. DiCara has led companies as a CEO, Managing Director, President, Vice President, and Sales Manger. His career in Marketing, Public Relations and Sales of Environmental Technologies, Homeland Security Technologies and Green Energy create an opportunity for RENW in the government and industrial markets. He has taken parallel and diverse technologies and blended them into comprehensive solutions. A multi-talented professional he moved from Education to Government to Private Business. Mr. DiCara continues to be successful locally, nationally and internationally getting the job done time and again.

From January 2003 to 2007, Mr. DiCara was Senior Business Development Executive for the State of Maryland where he served on the Governors Sub-Cabinet for International Affairs, Maryland Emergency Management Agency, Maritime Security Committee and liaison to Maryland’s Transportation Industry.  Prior to that he was Founder and President of DiCara & Associates where he represented a Maryland County to Aer Lingus, where he was responsible for deals for projects in Mongolia, Africa, Indonesia, Republic of Georgia and here in the U.S.  Formerly he was Vice President of GOW International where he lead the company in becoming a finalist in the Maryland Small International Business of the Year with projects in Russia, the Bahamas and in the US.

Educated at Towson University and further education from Virginia Military Institute in Environmental Science. He has served on the Board of Advisors to the Merrick Business School at University of Baltimore, President of the Essex Development Corporation and the Board of the Regional Manufacturing Institute. He has been a lecturer on International Business at John Hopkins University and Master Level Marketing Classes at University of Baltimore.

Board Member- James Baker

James Baker joins the Board of Renewable Energy Resources, Inc., with extensive experience in business and start up operations. He has started and run manufacturing organizations in the furniture arena. Mr. Baker also served as head of marketing for a large multi-national organization which increased its market share. He is currently the CEO of his own company, Menage Design, Inc., designing and building of designer homes.

Mr. Baker is a graduate of the University of Minnesota with a degree in Architecture.

Family Relationships

There are no family relationships between or among the executive officers and directors of the Company.

Employment Agreements

We do not have an employment agreement with Mr. Baker.  As described above, we also entered into a six month Employment Agreement with Mr. DiCara to serve as CEO.

Certain Relationships And Related Transactions

There are no related party transactions related to Mr. DiCara.  Mr. Baker loaned the company $750,000 under the terms described in the 8-K filed on August 9, 2007 to be used to fund the Springfield Energy Project, LLC (“SEP”).

The term of the Loan is five years and interest on the unpaid principal amount of the Loan shall accrue monthly, at a rate equal to eighteen percent (18%) per annum.  Accrued interest shall be paid to the Lender quarterly based on a calendar year and shall be cumulative.  Repayment on the principal may being after two (2) years at which time the Lender may elect to call for the repayment of up to twenty-five percent (25%) of the original principal.  Renewable Energy shall have the right to prepay at any time and from time to time, without penalty or premium, all or any portion of the outstanding principal of this Loan.  In addition, Renewable Energy shall grant to Lender shall grant to Lender shares of its common stock,  subject to SEC Rule 144, equal to five percent (5%) of the value of the Loan at the closing date. Mercatech Private Equity Management, Ltd. And Mercatech, Inc. guarantee the loan by a Secured Medium Term Revolving facility, in the amount of one hundred fifty thousand euros (150,000) which has been arranged through banca IMI, SpA, and underwritten by Intesasanpalo SpA, to Mercatech.  Such guarantee shall be enforceable as an interest against the credit facility above, with all rights and obligations of Renewable Energy and SEP under the loan agreement to be undertaken by Mercatechn and enforceable against them as a secondary guarantor, if such a default shall occur under the Loan Agreement.

On August 1, 2007, Renewable Energy amended its Loan Agreement (“Addendum to Loan Agreement”) to allow for the use of the first $100,000 for necessary corporate operations of Renewable Energy.  SEP shall be the recipient of direct investment for the remaining portion of the monies.

ITEM 9.01	Financial Statements And Exhibits

(c) Exhibits

Exhibit Number	Description

10.1	Employment Agreement

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENEWABLE ENERGY RESOURCES, INC.

Date: November 19, 2007	By:	/s/ CRAIG HUFFMAN
CRAIG HUFFMAN
Craig Huffman, Interim Chief Executive Officer and Acting Principal Financial Officer